Exhibit 3.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CDW LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CDW LLC (the “Company”) is dated and effective as of the 23rd day of February, 2010, by VH Holdings, Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

RECITAL

The Company was formed by the Member (the “Member”) as a limited liability company under the laws of the State of Illinois on December 31, 2009.

ARTICLE I

The Limited Liability Company

1.1     Formation.   The Company was formed on December 31, 2009, upon the execution and filing of the Articles of Organization (“Articles of Organization”) with the Secretary of State of the State of Illinois in accordance with the provisions of the Illinois Limited Liability Company Act, as amended (the “Act”).

1.2     Name.   The name of the Company is “CDW LLC” and its business shall be carried on in such name with such variations and changes as the Board (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted. Any change in the Company’s name shall be made by the Member in accordance with and pursuant to the Act.

1.3     Business Purpose; Powers.   The Company is formed for the purpose of engaging in any lawful purpose or business for which limited liability companies may be formed under the Act. The Company shall have and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers are necessary or convenient to effect any or all of the purposes for which the Company is organized.

1.4     Principal Business Office.   The principal place of business of the Company shall be located at 200 N. Milwaukee Avenue, Vernon Hills, IL 60061, or at such other or additional locations within the State of Illinois as the Board, in its discretion, may determine.

1.5     Registered Office and Agent.   The location of the registered office of the Company in the State of Illinois is 801 Adlai Stevenson Drive, Springfield, Illinois, 62703. The Company’s Registered Agent at such address is Illinois Corporation Service Company. The registered office and/or registered agent of the Company may be changed from time to time at the discretion of the Board.

1.6     Qualification in Other Jurisdictions.   The Member shall have authority to cause the Company to do business in jurisdictions other than the State of Illinois.

1.7     Term.   Subject to the provisions of Article VII below, the Company shall have perpetual existence.

ARTICLE II

The Member

2.1     The Member.   The name and address of the Member is as follows:

Name	Address

VH Holdings, Inc.	200 North Milwaukee Avenue Vernon Hills, IL 60061

2.2     Actions by the Member; Meetings.   The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member. The general management of the Company will rest with the Board (as hereinafter defined), and the Member will only approve a matter or take any action on such items for which the Member’s approval is required under the Act.

2.3     Liability of the Member.   All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

2.4     Power to Bind the Company.   Subject to Section 3.1 below, the Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

ARTICLE III

The Board

3.1     Management by Board of Managers.

(a)     Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall be initially comprised of seven persons and shall thereafter be comprised of such size to be determined from time to time by the Member (each, a “Manager”).

(b)     Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Member.

(c)     Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board may be filled by the Member.

3.2     Action by the Board.

(a)     Meetings of the Board may be called by any Manager upon two (2) days prior written notice, either personally, by telephone, by mail, by e-mail or by facsimile to each Manager. If notice is delivered by any means, such notice shall be deemed to be received when delivered. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board. All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.

(b)     Notice of any meeting may be waived by any Manager. The attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

(c)     Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if consented thereto in writing setting forth the action so taken and signed by all of the Managers.

(d)     At any meeting of the Board, a Manager may vote by proxy executed in writing by such Manager in favor of another Manager.

(e)     The Company shall pay the reasonable out-of-pocket travel expenses incurred by each Manager in connection with attending such meetings and any meetings of committees of the Board. Upon approval by the Board, the Company may agree to pay reasonable fees to any or all of the Managers.

(f)     If all of the Managers meet at any time and place (including telephonically) and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and any Company action which may be taken at a meeting of the Board may be taken at such meeting.

3.3     Power to Bind Company.   None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter (including, without limitation, transferring or affecting the Company’s interest in real property) unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

3.4     Duties of the Managers.   Except as otherwise set forth in this Agreement, each Manager shall owe the same fiduciary duties to the Company and its Member that such individual would owe to an Illinois corporation and its shareholders as a member of the board of directors of such Illinois corporation; provided that, to the maximum extent permitted by the Act, such duties shall not include any requirement that the Company be offered an opportunity to participate in any business opportunity that is presented to any Manager.

3.5     Committees.   The Board may, from time to time, designate one or more committees, each of which shall include at least two (2) Managers. Any such committee, to the extent provided in the enabling resolution, shall have and may exercise all or any of the authority of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of the members present shall be necessary for the adoption of any resolution. The Board may dissolve any committee at any time.

ARTICLE IV

Officers

4.1     Designation of Officers.   The Board may, from time to time, designate one or more individuals to be officers of and to act for the Company. No officer need be a resident of the State of Illinois. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, prescribe or as may be provided in this Agreement, including the power to execute documents on behalf of the Company subject to the limits set forth herein. The Board may assign titles to particular officers. Unless the Board otherwise specifies, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority, duties and ability to bind the Company that are normally associated with that office under the laws of the State of Illinois, subject to any specific limitations on authority and duties made to such officer by the Board pursuant to this Section 4.1. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed. Any number of offices may be held by the same individual.

4.2     The Chairman of the Board.   The Chairman of the Board, if any, shall, subject to the direction of the Board, perform such executive, supervisory and management functions and duties as may be assigned to him from time to time by the Board. He or she shall, if present, preside at all meetings of the Member and of the Board.

4.3     Chief Executive Officer.   The Chief Executive Officer shall, subject to the powers of and limitations imposed by the Board and this Agreement, have general charge of the business, affairs and property of the Company, and control over its officers, agents and employees and shall see that all directions and resolutions of the Board are carried into effect. The Chief Executive Officer shall have such other powers and perform such other duties as may be prescribed by the Board or as may be provided in this Agreement. The Chief Executive Officer shall report to the Board, unless the Board directs the Chief Executive Officer to report to the Chairman of the Board, subject, however, to the terms of any employment agreement with such Chief Executive Officer and the Company.

4.4     President; Vice-President; Secretary; Treasurer.   The President, Vice-President (or Vice-Presidents), Secretary, Treasurer and other officers, if any, shall have the powers and perform the duties incident to such position and perform such other duties and have such other powers as the Board or this Agreement may, from time to time, prescribe.

4.5     Resignation; Removal.   Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. Any officer may be removed as such, either with or without cause, by the Board; provided that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create any contract rights, except as otherwise set forth herein. Any vacancy occurring in any office of the Company may be filled by the Board.

4.6     Duties of Officers Generally.   Except as otherwise set forth in this Agreement, each officer shall owe to the Company and its Member the same fiduciary duties (including the duties of care and loyalty) that such individuals would owe to an Illinois corporation and its shareholders as an officer thereof.

4.7     Appointed Officers.   In addition to officers designated by the Board in accordance with this Article IV, the Chief Executive Officer may appoint other officers below the level of Board-appointed Vice President as the Chief Executive Officer may from time to time deem expedient and may designate for such officers titles that appropriately reflect their positions and responsibilities. Such appointed officers shall have such powers and shall perform such duties as may be assigned to them by the Chief Executive Officer or the senior officer to whom they report, consistent with corporate policies. An appointed officer shall serve until the earlier of such officer’s resignation or such officer’s removal by the Chief Executive Officer at any time, either with or without cause.

ARTICLE V

Capital Structure and Contributions

5.1     Capital Structure.   The capital structure of the Company shall consist of one class of common units (the “Common Units”). All Common Units shall be identical with each other in every respect. The Member shall own all of the Common Units issued and outstanding, as set forth on Schedule A attached hereto. The Board may in its discretion issue certificates to the Member representing the Common Units held by such Member. The Member hereby agrees that the Common Units shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Illinois (and Uniform Commercial Code of any other applicable jurisdiction.)

5.2     Capital Contributions.   From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board; provided, however, that the Member is not required to make such capital contribution(s).

ARTICLE VI

Distributions

6.1     Distributions.   The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Units, the determined amount when, as and if declared by the Board. The distributions of the Company shall be distributed entirely to the Member.

ARTICLE VII

Events of Dissolution

The Company shall be dissolved upon the first of the following events to occur:

(a)     The consent of the Member at any time to dissolve and wind up the affairs of the Company; or

(b)     The occurrence of any other event that causes the dissolution of a limited liability company under the Act.

In the event of any dissolution of the Company, the Member shall be in charge of such dissolution, and the Member shall immediately proceed with an orderly winding up of the Company’s business and affairs and the orderly liquidation of the Company and its assets and make final distributions as provided in the Act; provided, that until all final distributions are made, the Member shall continue to operate the Company with all power and authority of the Board. The duties of care and loyalty described in the Act still apply to the Member during the winding up and liquidation period. The costs of liquidation shall be borne as a Company expense. The Member shall not receive any additional compensation for services rendered during the winding up and liquidation of the Company.

Notwithstanding any provisions of the Act or other applicable law, an insolvency event, including a bankruptcy filing, by or against the Company or a Member shall not cause a dissolution of the Company nor shall such an insolvency event, including a bankruptcy filing, by or against a Member effect a deemed assignment, transfer, withdrawal or dissociation of such Member’s interest in the Company or otherwise have any effect whatsoever on such Member’s interest.

ARTICLE VIII

Transfer of Common Units of the Company

The Member may sell, assign, transfer, convey, gift, exchange, pledge or otherwise dispose of any or all of its Common Units and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Units are to be transferred agreeing to be bound by the terms of this Agreement as amended from time to time, such person shall be admitted as a member.

ARTICLE IX

Exculpation and Indemnification

9.1     Exculpation.   No Manager or officer of the Company or any of its direct or indirect subsidiaries (each a “Subsidiary,” and collectively, “Subsidiaries”) shall be liable to the Company or such Subsidiary, any other Manager, any other officer of the Company or any Subsidiary or to any Member for any loss suffered by the Company or any Subsidiary unless such loss is caused by such Manager’s or such officer of the Company’s or such Subsidiary’s gross negligence, willful misconduct, knowing violation of law or material breach of this Agreement, the Unitholders Agreement dated as of October 12, 2007 between CDW Holdings LLC and certain of its members, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms (the “Unitholders Agreement”), or any other agreement between the Company or any Subsidiary and such Manager or officer of the Company or such Subsidiary. No Manager or officer of the Company or any direct or indirect Subsidiary shall be liable to the Company or such Subsidiary, any other Manager or officer or any Member for errors in judgment or for any acts or omissions that do not constitute gross negligence, intentional misconduct, knowing violation of law or material breach of this Agreement or other agreement with the Company or its Subsidiaries. Any Manager and any officer of the Company and any of its Subsidiaries may consult with the Company’s and such Subsidiary’s counsel and accountants in respect of the Company’s and such Subsidiary’s affairs, and provided such Manager or officer of the Company or such Subsidiary, as the case may be, acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Manager or such officer of the Company or such Subsidiary, as the case may be, shall not be liable for any loss suffered by the Company or such Subsidiary in reliance thereon.

9.2     Right to Indemnification.   Subject to the limitations and conditions as provided in this Article IX, each person or entity (“Person”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was an officer or Manager of the Company or, while an officer or Manager of the Company, is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, shall be indemnified by the Company to the fullest extent permitted under applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by such Person in connection with such Proceeding; provided that (a) such Person’s course of conduct was pursued in good faith and believed by him to be in the best interests of the Company and (b) such course of conduct did not constitute gross negligence, intentional misconduct, or knowing violation of law on the part of such Person and otherwise was materially in accordance with the terms of this Agreement and the Unitholders Agreement. Indemnification under this Article IX shall continue with respect to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article IX shall be deemed contractual rights, and no amendment, modification or repeal of this Article IX shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article IX could involve indemnification for negligence other than gross negligence.

9.3     Advance Payment.   The right to indemnification conferred in this Article IX shall, upon approval by the Board in each instance, include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 9.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Article IX and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article IX or otherwise.

9.4     Indemnification of Employees and Agents.   The Company may indemnify and advance expenses to any Person, as determined by the Board, by reason of the fact that such Person was an employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a Person to the same extent that it shall indemnify and advance expenses to Managers and officers under this Article IX.

9.5     Appearance as a Witness.   Notwithstanding any other provision of this Article IX, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by a Manager, officer or employee in connection with his or her appearance as a witness or other participation in a Proceeding related to or arising out of the business of the Company at a time when he or she is not a named defendant or respondent in the Proceeding.

9.6     Non-exclusivity of Rights.   The right to indemnification and the advancement and payment of expenses conferred in this Article IX shall not be exclusive of any other right which a Manager, officer or other Person indemnified pursuant to this Article IX may have or hereafter acquire under any law (common or statutory), any provision of the Articles of Organization or this Agreement, the Unitholders Agreement, any other separate contractual arrangement, any vote of the Member or disinterested Managers, or otherwise.

9.7     Insurance.   The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, officer, employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any expense, liability or loss, whether or not the Company would have the obligation to indemnify such Person against such expense, liability or loss under this Article IX.

9.8     Savings Clause.   If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, officer or any other Person indemnified pursuant to this Article IX as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE X

Miscellaneous

10.1     Tax Treatment.   The Company shall, pursuant to Treasury Regulation §301.7701-3, elect to be taxed as a corporation for U.S. federal income tax purposes.

10.2     Amendments.   Amendments to this Agreement and to the Articles of Organization shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

10.3     Severability.   If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

10.4     Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to the principles of conflicts of laws thereof.

10.5     Limited Liability Company.   The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Illinois or any other laws.

10.6     Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the day first above written.

CDW LLC

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Its:	Vice President and Treasurer

VH HOLDINGS, INC.

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Its:	Vice President and Treasurer

SCHEDULE A

Name of Member	Number of Common Units
VH Holdings, Inc.	1,000 ($.01 Par Value)